Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-280352 on Form S-3 and Registration Statement Nos. 333-191081 and 333-265360 each on Form S-8 of our reports dated February 25, 2025, relating to the financial statements of Diversified Healthcare Trust and the effectiveness of Diversified Healthcare Trust's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 25, 2025